Exh.h.7.

KEELEY FUNDS, INC.
SECOND AMENDMENT TO THE
TRANSFER AGENT SERVICING AGREEMENT

THIS SECOND AMENDMENT dated as of the 10 day of April, 2006 to the Transfer Agent Servicing Agreement, dated as of the 15th day of April, 2005, as amended January 13, 2006 (the "Agreement"), is entered by and between Keeley Funds, Inc., a Maryland corporation (the "Company”) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into a Transfer Agent Servicing Agreement; and

WHEREAS, the Company and USBFS desire to amend said Agreement; and

WHEREAS, Paragraph 10 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

KEELEY FUNDS, INC.	U.S. BANCORP FUND SERVICES, LLC

By: /s/ John Keeley, Jr.	By: /s/ Michael McVoy

Name: John L. Keeley, Jr.	Name: Michael R. McVoy

Title: President	Title: Senior Vice President

Exhibit A
to the
Transfer Agent Servicing Agreement - Keeley Funds, Inc.

Separate Series of Keeley Funds, Inc.

Name of Series

KEELEY Mid Cap Value Fund
KEELEY All Cap Value Fund (on or about May 31, 2006)